UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2018

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 51915

Boston, MA 02205

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 13, 2018, GI Dynamics, Inc. (the “Company”) terminated the employment of Brian Callahan, Chief Compliance Officer of the Company, with such termination to be effective as of May 15, 2018. In addition, on April 13, 2018, the Company terminated the employment of Houry Youssoufian, Vice President, Finance and Accounting, and Secretary of the Company, with such termination to be effective as of May 15, 2018. Both terminations were the result of a streamlining of operating functions as part of the Company’s ongoing efforts to reduce expenses.

(c) On April 13, 2018, the Company appointed Dave Bruce as the principal accounting and financial officer of the Company, with such appointment effective immediately.

Mr. Bruce, 40, has served as the Company’s Director of Finance since April 2018 and, prior to that, as the Company’s General Accounting Manager since October 2016. Mr. Bruce served as Accounting Manager at Nutraclick LLC from April 2014 to October 2016 and, before that, as a consultant at Triton Resources from July 2010 to April 2014, where he acted as Controller for several companies in the biotechnology industry, including GNS Healthcare, Broad Institute, Stromedix and Daktari Diagnostics. Mr. Bruce has more than 15 years of accounting experience in the pharmaceutical, health and wellness, and fast casual restaurant industries, and holds both a BS in Accounting and an MBA with a concentration in Finance from Northeastern University.

There are no family relationships between Mr. Bruce and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. There are no related party transactions involving the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K related to Mr. Bruce.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: April 19, 2018	/s/ Scott Schorer
Scott Schorer
Chief Executive Officer